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                                                                      EXHIBIT 21



                           SUBSIDIARIES OF THE COMPANY

Maska U.S., Inc.
Sport Maska Inc.
SLM Trademark Acquisition Corp.
SLM Trademark Acquisition Canada Corporation
Sport Maska Europe S.A.R.L.
Maska H.K. Limited
Sports Holdings Corp.
KHF Finland Oy
KHF Sports Oy
WAP Holdings Inc.
JOFA Holding AB
JOFA AB
JOFA Norge A/S
J.W.Verwaltungsgesellschaft mbH
Solte Kunstoffverarbeltungsgesellschaft mbH
2867923 Canada Inc.
Nordic Hockey Company AB